Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION ANNOUNCES BRETT WHITE RESIGNING FROM BOARD OF DIRECTORS

Mr. White Assuming New Executive Position at Large Real Estate Services Company

CHICAGO—(BUSINESS WIRE) — January 27, 2015 - Ares Commercial Real Estate Corporation (NYSE:ACRE) announced today that Brett White resigned as a member of its Board of Directors effective January 22, 2015.  Mr. White stepped down as he prepares for a new role as Executive Chairman at a large real estate services company, beginning in mid-March 2015. Mr. White had been a director of ACRE since April 2013 and also served as a member of its Audit Committee.

“Brett’s leadership, perspective, and extensive experience in the real estate industry have meaningfully benefited our Company,” said Todd Schuster, President and Chief Executive Officer of ACRE. “While we are disappointed he can no longer serve on our Board, we wish Brett well in his new role and hope that we can continue to work together in the future.”

“I will miss serving on ACRE’s Board of Directors and remain confident that ACRE is moving in the right direction in the hands of a talented board and management team,” said Mr. White.

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in principal lending and mortgage banking of commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides a broad offering of flexible financing solutions for commercial real estate owners and operators. Through ACRE Capital LLC, its Mortgage Banking subsidiary, it originates and services multifamily residential mortgage loans, senior housing and healthcare facilities by utilizing the platforms of Fannie Mae, Freddie Mac and HUD. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, global alternative asset manager with approximately $80 billion of assets under management as of September 30, 2014. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or the Company’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Contacts:

Ares Commercial Real Estate Corporation

Carl Drake or John Stilmar, 888-818-5298